UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 24, 2005 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01         Entry into a Material Definitive Agreement

The information provided in Item 5.02 of this Current Report on Form 8-K regarding the equity compensation granted to Patricia Negrón is incorporated by reference into this Item 1.01.

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In accordance with the Company’s bylaws, the Board of Directors of Nu Skin Enterprises, Inc. (the “Company”) recently approved an increase in the number of directors from nine to ten resulting in one vacant director seat. The Nominating and Corporate Governance Committee recommended, and the Board approved, the appointment of Patricia Negrón as a director to fill the newly created vacancy in accordance with the Company’s bylaws. Ms. Negrón accepted the appointment on June 24, 2005. No decision was made at the time of appointment with respect to which committees, if any, Ms. Negrón will participate, however she is being considered for the Audit and/or Compensation Committees. The Nominating and Corporate Governance Committee, in conjunction with the full Board, will evaluate the committee(s) for which Ms. Negrón may best serve the Company and its stockholders. There are no reportable relationships between the Company and Ms. Negrón.

In accordance with the Company’s standard director compensation policy, upon appointment as a non-management board member, Ms. Negrón was granted the following equity compensation: (i) an option to purchase 10,000 shares of the Company’s common stock that fully vests one day prior to the Company’s next annual stockholder meeting, and (ii) 2,500 shares of the Company’s common stock that will vest and be issued in two equal installments in December 2005 and May 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Vice President

Date: June 28, 2005